For More Information Contact:
                                                John Swendrowski, Chairman & CEO
                                                     Northland Cranberries, Inc.
                                           800 First Avenue South, P.O. Box 8020
                                                 Wisconsin Rapids, WI 54495-8020
                                             Tel: 715-424-4444 Fax: 715-422-6897
                                                           www.northlandcran.com

NEWS RELEASE

For release Thursday, March 29, 2001 at 3:30 p.m. (CST)

NORTHLAND CRANBERRIES, INC. EXECUTES AMENDMENT TO FORBEARANCE AGREEMENT WITH ITS PRIMARY LENDERS

     Wisconsin Rapids, WI -- Northland Cranberries, Inc. (Nasdaq:CBRYA), manufacturer of Northland 100% juice cranberry blends and Seneca fruit juice products, today announced that it has successfully negotiated an amendment to its existing forbearance agreement with its bank group that allows Northland to continue to defer principal and certain interest payments under its $155 million revolving credit agreement until April 30, 2001. During this period, the banks have agreed not to exercise various remedies available to them as a result of Northland's defaults under certain covenants and payment requirements of its secured debt arrangements, provided Northland remains in compliance with the terms of the amendment. Pursuant to the amendment, Northland agreed to take certain actions including, among others, a) paying interest on a weekly basis at a rate of 5% per annum on the principal amount outstanding under its revolving credit facility (although interest on outstanding principal continues to accrue at the higher default rate); b) delivering to the bank group certain additional security agreements securing currently unencumbered assets; c) making a principal payment on April 10, 2001; d) continuing the process of exploring strategic alternatives; e) retaining on behalf of the bank group an independent financial advisor to assess Northland's operations; and f) complying with certain financial covenants set forth in the amendment.

     John Swendrowski, Northland's Chairman and Chief Executive Officer, said, "As this amendment demonstrates, we continue to work closely with our secured creditors in an effort to satisfy our obligations under our debt agreements. The fact that our turnaround plan now enables us to begin paying interest is a positive indication of our progress, and we intend to continue to pursue long-term solutions to our financial issues."

     While the company has not yet finalized financial results for the first six months of its fiscal year, Swendrowski stated "We expect the first six months ended February 28, 2001 to show a loss of less than $1.5 million, compared to a loss of $20.7 million for the comparable period last year. Obviously, we have made some progress. However, we still have a significant


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Northland Cranberries, Inc.
News Release, March 29, 2001
Page 2 of 2


number of challenges ahead of us to return the company to profitability. We will continue to implement operating changes necessary to improve our results and aggressively pursue strategic solutions to address our financial issues."

     Northland is a vertically integrated grower, handler, processor and marketer of cranberries and value-added cranberry products. The company processes and sells Northland brand 100% juice cranberry blends, Seneca brand fruit juice products, Northland brand fresh cranberries and other cranberry products through retail supermarkets and other distribution channels. Northland also sells cranberry and other fruit concentrates to industrial customers who manufacture juice products. With 24 growing properties in Wisconsin and Massachusetts, Northland is the world's largest cranberry grower. It is the only publicly-owned, regularly-traded cranberry company in the United States, with shares traded on the Nasdaq Stock Market under the listing symbol CBRYA.


                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Certain matters discussed in this press release are "forward-looking statements," including statements about the Company's future plans, goals and other events, which have not yet occurred. These statements are intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. They can generally be identified because the context of such statements will include words such as "believes," "anticipates," "expects," or words of similar import. Whether or not these forward-looking statements will be accurate in the future will depend on certain risks and factors including risks associates with (i) the development, market share growth and continued consumer acceptance of the Company's branded juice products, including consumer acceptance of its new 27% Solution; (ii) the disposition of certain litigation related to the sale of the net assets of the Company's private label juice business; (iii) the implementation of the marketing order of the Cranberry Marketing Committee of the United States Department of Agriculture and the cranberry purchase program adopted by the United States Congress; (iv) agricultural factors affecting the Company's crop and the crop of other North American growers; (v) the Company's ability to comply with the terms and conditions of, and to satisfy its responsibilities under, its amended credit facility, with respect to which the Company is currently in default of certain covenants as well as certain principal and interest payment provisions; (vi) the Company's ability to secure additional financing and/or generate sufficient cash from operations as may be necessary to fund working capital requirements and continue as a going concern; (vii) the results of the previously announced exploration of strategic alternatives;
(viii) the results of the Company's internal organizational restructuring, including, without limitation, the results of the restructuring of certain sales and marketing functions through an agreement with Crossmark, Inc.; (ix) the Company's ability to manage its trade payables; and (x) the Company's ability to continue to meet the listing requirements of The Nasdaq National Market, including, without limitation, the requirement that its Class A Common Stock maintain a minimum bid price above $1.00 per share. Readers should consider these risks and factors and the impact they have when evaluating these forward-looking statements. These statements are based only on management's knowledge and expectations on the date of this press release. The Company will not necessarily update these statements or other information in this press release based on future events or circumstances.

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